Exhibit 99.1

December 19, 2013	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

Kansas Corporation Commission Approves
Settlement Agreement with ONEOK

TULSA, Okla. – Dec. 19, 2013 – ONEOK, Inc. (NYSE: OKE) today announced that the Kansas Corporation Commission has approved a settlement agreement that allows ONEOK to separate its natural gas distribution business into a stand-alone publicly traded company, ONE Gas, Inc., and authorizes the transfer of ONEOK’s existing Kansas natural gas distribution assets, certificates of convenience and necessity, franchises and tariffs to ONE Gas.

In July 2013, ONEOK announced plans to separate its natural gas distribution business into a new publicly traded company to be called ONE Gas, which will consist of Oklahoma Natural Gas Company, Kansas Gas Service and Texas Gas Service, and will be headquartered in Tulsa, Okla.

Completion of the separation plan is subject to certain conditions, including final approval from the ONEOK Board of Directors. The transaction is expected to close in late January 2014 or early February 2014.

ONE Gas will be one of the largest natural gas utilities in the United States, serving more than 2 million customers in three states, and will be a publicly traded, 100 percent regulated, natural gas distribution utility. ONE Gas is expected to be listed on the New York Stock Exchange (NYSE: OGS).

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is a diversified energy company. We are the general partner and as of Sept. 30, 2013, own 41.3 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. ONEOK is a FORTUNE 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

For more information, visit the website at www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

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